EXHIBIT 99.2

AMENDED BYLAW 3.02

Section 3.02 Number, Term, and Qualifications. The Board of Directors shall consist of three to nine persons, the exact number as the Board of Directors shall from time to time determine by resolution. An increase or a decrease in the range or the number of the members of the Board of Directors may also be made upon amendment to these Bylaws by the Board of Directors or by a majority vote of all the shareholders. Each director shall hold office until the next annual meeting of the shareholders of the corporation and until his or her successor shall have been elected and shall be qualified. Directors need not be residents of the state of incorporation or shareholders of the corporation.